Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES THE REPURCHASE OF THE

OUTSTANDING WARRANT ISSUED TO THE TREASURY UNDER TARP

TOMS RIVER, NEW JERSEY, February 3, 2010…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, announced today that it repurchased the warrant to purchase 190,427 shares of its common stock issued to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”).

The original warrant granted to the Treasury was reduced by one-half from 380,853 shares to 190,427 shares as a result of the completion of the Company’s successful public stock offering in November 2009. The Company repurchased the warrant for $431,000.

John R. Garbarino, the Company’s Chairman, President and CEO, stated, “We are pleased to have completed the final phase of our TARP-relationship with the U. S. Treasury. Throughout the current period of economic turmoil we have maintained our well-capitalized status along with solid core earnings. Entering 2010, our fortified capital base prepares us for the economic challenges that lie ahead and positions us to take advantage of additional growth opportunities in our marketplace.”

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.0 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.